EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Investors:
A. Pierre Dubois
Investor Relations, (210) 283-2164

Media:
Tara Ford Payne
Public Relations, (210) 283-2676

Michael E. Wiley Elected to Tesoro’s Board of Directors

SAN ANTONIO – March 23, 2005 – Tesoro Corporation (NYSE:TSO) announced today that the size of Tesoro’s board has been increased from seven to eight members and Michael E. Wiley has been elected to the company’s board of directors effective March 21, 2005.

Wiley, 54, has thirty-three years experience in the energy industry. Most recently he served as Chairman of the Board and Chief Executive Officer of Baker Hughes Incorporated, an oilfield services company. Prior to Baker Hughes, Mr. Wiley was President and Chief Operating Officer of Atlantic Richfield Company, an integrated energy company. He also served as Chairman, President and Chief Executive Officer of Vastar Resources, Inc., an independent oil and gas company.

Mr. Wiley is a director of Spinnaker Exploration, Bill Barrett Corporation and Post Oak Bank, NA, a trustee of the University of Tulsa and a member of the National Petroleum Council. He also serves on the Advisory Board of Riverstone Holdings LLC.

“We are extremely pleased to have someone with Michael Wiley’s extensive experience join our board,” said Bruce A. Smith, Tesoro’s Chairman and CEO. His strong background in the energy sector will be a tremendous asset to Tesoro’s board of directors.”

Tesoro Corporation, a Fortune 500 Company, is an independent refiner and marketer of petroleum products. Tesoro operates six refineries in the Western United States with a combined capacity of nearly 560,000 barrels per day. Tesoro’s retail-marketing system includes over 500 branded retail stations, of which more than 200 are company operated under the Tesoro® and Mirastar® brands.

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